EXHIBIT (L)



                               FAEGRE & BENSON LLP
                             2200 WELLS FARGO CENTER
                             90 SOUTH SEVENTH STREET
                        MINNEAPOLIS, MINNESOTA 55402-3901


Mount Yale Opportunity Fund, LLC
8000 Norman Center Drive, Suite 630
Minneapolis, Minnesota 55437

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form N-2 (File Nos:
333-120909 and 811-21635) (the "Registration Statement") which you have filed with the Securities and Exchange Commission for the purposes of registering Mount Yale Opportunity Fund, LLC (the "Fund") as a closed-end management investment company pursuant to the Investment Company Act of 1940, as amended. This opinion relates solely to the Fund's limited liability company interests (the "Units").

        We are familiar with the proceedings to date with respect to the proposed sale by the Fund of the Units, and have examined such records, documents and matters of law, and have satisfied ourselves as to such matters of fact, as we consider relevant for the purposes of this opinion.

        We are of the opinion that:

        (a) The Fund is a legally organized limited liability company under Delaware law; and

        (b) The Units to be sold by the Fund will be legally issued, fully paid and nonassessable, if and when issued and sold upon the terms and in the manner set forth in the Registration Statement.

        We consent to the reference to this firm under the caption "Independent Registered Public Accounting Firm and Legal Counsel" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement.

Dated:  June 1, 2005

                                                      Very truly yours,

                                                      /s/   Faegre & Benson LLP

                                                      Faegre & Benson LLP